Exhibit 99.1
FOR IMMEDIATE RELEASE
PROLIANCE INTERNATIONAL INFORMED BY NYSE AMEX
OF POSSIBLE DELISTING
NEW HAVEN, CT, June 5, 2009 — Proliance International, Inc. (NYSE Amex: PLI), a leading global manufacturer and distributor of aftermarket heat exchange and temperature control products for automotive and heavy-duty applications, today announced that it has received notice from the NYSE Amex LLC (the “Exchange”) that the Company was not in compliance with the continued listing standard in Section 1003(a)(iv) of the Exchange’s Company Guide. The Company has until June 15, 2009 to submit a plan to regain compliance by September 1, 2009. If the Company does not submit a plan or if the plan is not accepted by the Exchange, the Company would be subject to delisting procedures.
Forward Looking Statements
Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance or liquidity of the Company are subject to business conditions and growth in the general economy and automotive and truck business, the impact of competitive products and pricing, changes in customer product mix, failure to obtain new customers or retain old customers or changes in the financial stability of customers, changes in the cost of raw materials, components or finished products, the discretionary actions of its suppliers and lenders, and changes in interest rates. Such statements are based upon the current beliefs and expectations of Proliance management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms “anticipate,” “believe,” “efforts,” “estimate,” “expect,” “goal,” “may,” “objective,” “plan,” “possible,” “potential,” “project,” “proposal,” “pursue,” “will” and similar expressions identify forward-looking statements.
Additional factors that could cause Proliance’s results to differ materially from those described in the forward-looking statements include the effects of the financial crisis and turmoil in the capital markets, the absence of refinancing commitments, the global recession and other factors identified in Proliance’s 2008 Annual Report on Form 10-K and Proliance’s other subsequent filings with the SEC. The forward-looking statements contained in this press release are made as of the date hereof, and Proliance does not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.
About Proliance International, Inc.
Proliance International, Inc. is a leading global manufacturer and distributor of aftermarket heat transfer and temperature control products for automotive and heavy-duty applications serving North America, Central America and Europe.
Contact
Arlen F. Henock, Chief Financial Officer, Proliance International, Inc., (203) 859-3626, or Steven Anreder (steven.anreder@anreder.com) or Gary Fishman (gary.fishman@anreder.com) of Anreder & Company, (212) 532-3232